Exhibit 99

To:	Directors and Executive Officers of Viacom Inc.

From:	Michael D. Fricklas

Date:	May 21, 2008

Re:	Restrictions on Trading in Certain Viacom Securities During Upcoming 401(k) Plan Blackout Period

Reason for the Blackout Period and This Notice

As you are aware, we have decided to transfer the trustee duties for the Viacom 401(k) Plan (the “Plan”) to JPMorgan Chase Bank, N.A. and the recordkeeping duties for the Plan to J.P. Morgan Retirement Plan Services LLC, each effective July 1, 2008. In order to implement this transition, Plan activity will be restricted such that Plan participants will be unable to direct or diversify their investments in the Plan, or obtain a loan or distribution from the Plan, for a specified period of time, as described below (the “Blackout Period”). During the Blackout Period, pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002, you will be subject to certain trading restrictions, as described below.

Blackout Period

The Blackout Period will begin at 4:00 p.m. (Eastern Time) on June 19, 2008 and is expected to end the week of July 6, 2008. We will notify you when the Blackout Period ends. You may also obtain, without charge, information as to whether the Blackout Period has begun or ended by visiting www.viacomwealth.com or by calling J.P. Morgan Retirement Plan Services LLC at 800-345-2345.

Trading Restrictions

During the Blackout Period, you will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring shares of the Company’s Class A common stock, Class B common stock and certain derivative securities, including stock options, if you acquired such shares or derivative securities in connection with your service or employment as a director or executive officer. Certain transactions are exempt from these rules under Regulation BTR of the Securities Exchange Act of 1934, including compensation deferred under the Deferred Compensation Plan for Outside Directors, but the exemptions are narrow and you should consult with me before taking any action involving Viacom stock while the Blackout Period is in effect.

Please note that these trading prohibitions also apply to Company securities held by immediate family members sharing your household, held in trust and held by certain partnerships and corporations.

The trading restrictions set forth in this notice are in addition to the restrictions on trading activity under the Company’s insider trading policy.

Questions

If you have any questions regarding this notice or the trading restrictions, please feel free to contact me. If you have questions regarding the Blackout Period, please contact J.P. Morgan Retirement Plan Services LLC at P.O. Box 419784, Kansas City, MO 64141-6784, or at 800-345-2345.